Exhibit 5.1

233 S. Wacker Drive, Suite 5800
Chicago, Illinois 60606
Tel: +1.312.876.7700 Fax: +1.312.993.9767
www.lw.com
FIRM / AFFILIATE OFFICES
November 30, 2009	Abu Dhabi Barcelona Brussels Chicago Doha Dubai Frankfurt Hamburg Hong Kong London Los Angeles Madrid Milan Moscow	Munich New Jersey New York Orange County Paris Rome San Diego San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.
Libbey Inc.
300 Madison Avenue
Toledo, Ohio 43604

Re:	Libbey Inc. Registration Statement on Form S-3 — 4,885,310 shares of common stock, par value $0.01 per share
Ladies and Gentlemen:
     We have acted as special counsel to Libbey Inc., a Delaware corporation (the “Company”), in connection with the proposed resale from time to time of up to 4,885,310 shares (the “Shares”) of the Company’s common stock, $0.01 par value per share (the “Common Stock”), by the Selling Stockholder (as defined below). The Shares include (i) 933,145 shares of Common Stock held by the Selling Stockholder (the “Common Shares”), (ii) 485,309 shares of Common Stock issuable upon the exercise of a warrant issued by the Company to the Selling Stockholder on June 16, 2006 (such warrant, the “2006 Warrant,” and the shares of Common Stock issuable upon exercise of such warrant, the “2006 Warrant Shares”) and (iii) 3,466,856 shares of Common Stock issuable upon exercise of a warrant issued to the Selling Stockholder on October 28, 2009 (such warrant, together with the 2006 Warrant, the “Warrants,” and the shares of Common Stock issuable upon exercise of such warrant, together with the 2006 Warrant Shares, the “Warrant Shares”). The Shares are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on November 30, 2009 (the “Registration Statement”), on behalf of Merrill Lynch PCG, Inc. (the “Selling Stockholder”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related Prospectus, other than as expressly stated herein with respect to the issue of the Shares.
     As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to General Corporation Law of the State of Delaware, and we express no opinion with respect to any other laws.

     Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:
          1. The issue of the Common Shares has been duly authorized by all necessary corporate action of the Company, and the Common Shares are validly issued, fully paid and nonassessable.
          2. The issue of the Warrant Shares has been duly authorized by all necessary corporate action of the Company, and when the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name of the Selling Stockholder, upon payment for the Warrant Shares as set forth in the Warrants, the Warrant Shares will be validly issued, fully paid and nonassessable.
     This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm in the Prospectus under the heading “Legal Matters”. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Latham & Watkins LLP